WARRANT EXERCISE CONSENT AGREEMENT

WARRANT EXERCISE CONSENT AGREEMENT (the “Agreement”), dated as of August 12, 2008, by and among i2 Telecom International, Inc., a Washington corporation, with headquarters located at 5070 Old Ellis Pointe, Suite 110, Roswell, Georgia 30076 (the “Company”), and the other persons or entities named on signature pages hereto (individually, a “Investor” and collectively, the “Investors”).

WHEREAS:

A.The Company and the Investors are parties to those certain Warrant Agreements, as described in Section 2 below (the “Warrant Agreements”), pursuant to which the Company will issue shares of its Common Stock (the “Common Shares”) upon exercise of the Warrant Agreement on an unrestricted basis provided that the Warrant Agreement is dated at least six months ago and the Company will otherwise issue restricted Common Shares.

B.        The Company and Investor desire to consent to certain rights of the Investor as set forth herein.

C.        Each capitalized term that is used but not otherwise defined herein shall have the meaning assigned to it in the Warrant Agreement, as applicable.

NOW, THEREFORE, the Company and each Buyer hereby agree as follows:

Conditions. The Investor hereby agrees that they will exercise 72,180,357 warrants provided that the following conditions are met: 1) The shares of Common Stock shall be valued at $0.15 each; 2) There must be an aggregate of 140,000,000 warrants in aggregate at minimum exercising by the Investor and other cashless warrant holders the Company; 3) the Company agrees to file a registration statement for approximately 50,000,000 shares in total; 4) the Buyer agrees to a Lock-up Agreement dated August 12, 2008, whereby they would restrict their first twelve months sales (from the date of effective registration) to approximately 1/3rd of their holdings to be spread out equally over 12 months (limited to 1,400,000 per 30 day period with the carry over provision that if 1,400,000 shares are not sold in a certain month, that such shares can be subsequently sold and that the aggregate amount of shares shall not exceed 16,800,000 in the first twelve months) and then be free to sell at their will thereafter unless the market capitalization of the company is in excess of $100 million, in which case, they would agree to restrict their sales to a second approximate 1/3rd of their holdings to be spread out equally over an additional 12 months (limited to 1,400,000 per 30 day period with the carry over provision that if 1,400,000 shares are not sold in a certain month, that such shares can be subsequently sold and that the aggregate amount of shares shall not exceed 16,800,000 in the second twelve months) and then be free to sell at their will thereafter under the terms of this Agreement.

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As a further condition, the Company is required to file the registration statement with the SEC no later than 120 days from the date of this agreement and the registration needs to be declared effective within 180 days or the warrant exercise becomes reversible.

Consent to Cashless Exercise Warrant to Common Stock. The Investor hereby consents pursuant to Section 3(c) of the Warrant Agreement:

Warrant #1, dated Feb. 28, 2007-	17,142,857 warrants exercisable @ $0.07 each for a total of	9,142,857 common shares
Warrant #2, dated Oct. 30, 2007-	3,000,000 warrants exercisable @ $0.07 each for a total of	1,600,000 common shares
Warrant #3, dated Aug. 6, 2007-	600,000 warrants exercisable @ $0.10 each for a total of	200,000 common shares
Warrant #4, dated Aug. 31, 2007-	1,750,000 warrants exercisable @ $0.05 each for a total of	1,166,667 common shares
Warrant #5, dated Sept. 28, 2007-	2,500,000 warrants exercisable @ $0.05 each for a total of 1,666,667 common shares
Warrant #6, dated July 9, 2007-	2,600,000 warrants exercisable @ $0.10 each for a total of	866,667 common shares
Warrant #7, dated Sept 9, 2007-	3,900,000 warrants exercisable @ $0.10 each for a total of 1,300,000 common shares
Warrant #8, dated Nov. 9, 2007 -	3,900,000 warrants exercisable @ $0.10 each for a total of 1,300,000 common shares
Warrant #9, dated Nov. 9, 2007 -	3,600,000 warrants exercisable @ $0.10 each for a total of 1,200,000 common shares
Warrant #10, dated Nov. 9, 2007 - 1,250,000 warrants exercisable @ $0.08 each for a total of	583,333 common shares

Warrant #11, dated Dec. 24, 2007- 3,600,000 warrants exercisable @ $0.10 each for a total of 1,200,000 common shares

Warrant #12, dated Dec. 24, 2007- 3,900,000 warrants exercisable @ $0.10 each for a total of 1,300,000 common shares

Warrant #13, dated Feb. 8, 2008-	1,800,000 warrants exercisable @ $0.10 each for a total of	600,000 common shares
Warrant #14, dated Feb. 8, 2008-	1,950,000 warrants exercisable @ $0.10 each for a total of	650,000 common shares
Warrant #15, dated Feb. 9, 2008-	1,250,000 warrants exercisable @ $0.10 each for a total of	416,667 common shares
Warrant #16, dated Mar. 3, 2008-	1,800,000 warrants exercisable @ $0.10 each for a total of	600,000 common shares
Warrant #17, dated Mar. 3, 2008-	1,950,000 warrants exercisable @ $0.10 each for a total of	650,000 common shares

Warrant #18, dated Mar. 25, 2008- 3,900,000 warrants exercisable @ $0.10 each for a total of 1,300,000 common shares

Warrant #19, dated Mar. 25, 2008- 3,600,000 warrants exercisable @ $0.10 each for a total of 1,200,000 common shares

Warrant #20, dated Mar. 25, 2008- 2,500,000 warrants exercisable @ $0.10 each for a total of	833,333 common shares
Warrant #21, dated May 22, 2008- 1,000,000 warrants exercisable @ $0.10 each for a total of	333,333 common shares
Warrant #22, dated Jun. 5, 2008-	600,000 warrants exercisable @ $0.10 each for a total of	200,000 common shares
Warrant #23, dated Jun. 5, 2008-	650,000 warrants exercisable @ $0.10 each for a total of	216,667 common shares
Warrant #24, dated Jun. 2, 2008-	1,350,000 warrants exercisable @ $0.10 each for a total of	450,000 common shares
Warrant #25, dated Jun. 2, 2008-	1,462,500 warrants exercisable @ $0.10 each for a total of	487,500 common shares

Warrant #26, dated Jun. 2, 2008-	625,000 warrants exercisable @ $0.08 each for a total of	291,667 common shares

(as described below in Section 3), to the exercise of such warrants into shares of Common Stock using a fixed price of $0.15 per share of common stock of the Company.

3.	Exercise of Warrant.

(a)       Exercise of the purchase rights represented by this Warrant may be made at any time or times on or after the Initial Exercise Date and on or before the Termination Date by delivery to the Company (or such other office or agency of the Company as it may designate by notice in writing to the registered Holder at the address of such Holder appearing on the books of the Company) of a duly executed facsimile copy of the Notice of Exercise in the form attached hereto as Exhibit B (the “Notice of Exercise”); provided, however, within three (3) Business Days of the date said Notice of Exercise is delivered to the Company, the Holder shall have surrendered this Warrant to the Company, and, if the Holder has not elected to make a cashless exercise as provided below, the Company shall have received payment of the aggregate Exercise Price of the shares thereby purchased by wire transfer or cashier’s check drawn on a United States bank. Certificates for Warrant Shares purchased hereunder shall be delivered to the Holder no later than three (3) Business Days after the delivery to the Company of the Notice of Exercise, surrender of this Warrant and, if the Holder has not elected to make a cashless exercise as provided below, payment of the aggregate Exercise Price as set forth above (“Warrant Share Delivery Date”). Prior to the issuance of such Warrant Shares, if the Company fails to deliver to the Holder a certificate or certificates representing the Warrant Shares pursuant to this Section 3(a) by the Warrant Share Delivery Date, then the Holder will have the right to rescind such exercise. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing Warrant Shares as required pursuant to the terms hereof.

If this Warrant shall have been exercised in part, then the Company shall, at the time of delivery of the certificate or certificates representing the Warrant Shares, deliver to Holder a new Warrant evidencing the rights of Holder to purchase the unpurchased Warrant Shares called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant.

(c)       In the event that the Holder elects to make a cashless exercise as provided above, the Company shall issue to the Holder the number of shares of Common Stock equal to the result obtained by (i) subtracting B from A, (ii) multiplying the difference by C, and (iii) dividing the product by A, as set forth in the following equation:

X	=	(A - B) x C where:

A

X	= the number of shares of Common Stock issuable upon a cashless exercise of the Warrant pursuant to the provisions of this Section 3.
A	= the Fair Market Value (as defined below) of one share of Common Stock on the date of net issuance exercise.

B	=	the Exercise Price for one share of Common Stock under this Warrant.
C	= the number of shares of Common Stock as to which this Warrant is exercisable.

If the foregoing calculation results in a negative number, then no shares of Common Stock shall be issued upon a cashless exercise.

(d)       The execution and delivery of this Agreement by the Investor shall constitute a valid action of the holders of the Warrant Agreements in accordance with the Washington Business Corporation Act. The Company is hereby authorized to make, execute, file, and deliver the appropriate instructions to the Company’s transfer agent for the issuance of the Common Shares to the Investor.

4.	Miscellaneous.

(a)       All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of Georgia, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Georgia or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Georgia.

(b)       This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

(c)       The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

(d)       This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

(e)       This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

(f)        Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, including Exhibit A attached, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(g)       The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

[Signature Page Follows]

IN WITNESS WHEREOF, each Investor and the Company have executed this Agreement as of the date first written above

COMPANY:
i2 TELECOM INTERNATIONAL, INC. By: Name: Paul R. Arena Title: Chief Executive Officer
BUYER: VESTAL VENTURE CAPITAL
21st Century Strategic Investment Planning, LC - GP By: Name: Title:

512167

EXHIBIT A

NOTICE OF EXERCISE

To:	i2 Telecom International, Inc.

The undersigned, the Holder of the attached Warrant, hereby irrevocably elects to exercise the purchase right represented by the Warrant for, and to purchase thereunder, _______ shares of Common Stock (as such terms are defined in the Warrant, dated ____________, 200_, issued by i2 Telecom International, Inc. to _____________________________________).

(	(Cash Exercise) The undersigned has included with this Form of Subscription the purchase price of such shares in full.
(	(Cashless Exercise) The undersigned elects to purchase such shares pursuant to the net exercise provisions of such Warrant.

The undersigned hereby requests that the Certificate(s) for such securities be issued in the name(s) and delivered to the address(es) as follows:

Name:	________________________________________________
Address:	________________________________________________
Social Security Number/TIN:	________________________________________________
Deliver to:	________________________________________________
Address:	________________________________________________

If the foregoing Subscription evidences an exercise of the Warrant to purchase fewer than all of the Warrant Shares (or other securities or property) to which the undersigned is entitled under such Warrant, please issue a new Warrant, of like tenor, for the remaining portion of the Warrant (or other securities or property) in the name(s), and deliver the same to the address(es) as follows:

Name:	________________________________________________
Address:	________________________________________________

DATED: ____________, 200_.

_____________________________

(Name of Holder)

_______________________________________	___________________________
(Signature of Holder or Authorized Signatory)	(SS or TIN of Holder)